Exhibit 99.1

Agile Therapeutics Reports First Quarter 2016 Financial Results

Cash Expected to Fund Operations Through the End of 2017; Clinical Trial Expected to Complete in Fourth Quarter 2016 and Resubmission Planned for First Half 2017

PRINCETON, New Jersey, May 9, 2016 - Agile Therapeutics, Inc. (Nasdaq: AGRX), a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products, today reported financial results for the three months ended March 31, 2016 and provided a corporate update for the first quarter 2016.

First quarter 2016 and other recent corporate developments include:

•                  In February 2016, the Company announced completion of a public offering of common stock whereby a total of 6,338,583 shares of common stock were sold at a public offering price of $6.35 per share before underwriting discounts and commissions.  The total net proceeds after deducting underwriting discounts and other expenses incurred in connection with the offering were approximately $37.5 million.

•                  In February 2016, the Company announced the appointment of Ajit S. Shetty, Ph.D. to the Company’s Board of Directors.  Dr. Shetty spent 36 years at Johnson & Johnson in a wide range of global roles and brings significant pharmaceutical commercial and supply chain experience to the Company’s Board.

•                  In April 2016, the Company presented on the topic of subject recruitment for the SECURE Phase 3 Study at Women’s Health 2016:  The 24th Annual Congress.  The poster presentation was titled “Social Media and Text Messaging Outreach in the Recruitment of Millennials into a Phase 3 Contraceptive Patch Study”.

“We made significant progress during the first quarter of 2016 by improving our cash position through the completion of our common stock offering,” said Al Altomari, Chief Executive Officer and President of Agile.  “We continue to execute on the management of our SECURE clinical trial and continue to expect completion of the trial in the fourth quarter of 2016.”

First Quarter Financial Results

•                  Cash and cash equivalents:  As of March 31, 2016, Agile had $65.5 million of cash and cash equivalents compared to $34.4 million of cash and cash equivalents as of December 31, 2015.  Based on its current business plan, Agile believes its cash and cash equivalents will be sufficient to meet its operating requirements through the end of 2017.  In addition, upon the achievement of certain clinical milestones, the Company would be eligible to draw an additional tranche of $8.5 million under the terms of the loan and security agreement with Hercules Capital, Inc.

•                  Research and development (R&D) expenses:  R&D expenses were $4.9 million for the quarter ended March 31, 2016, compared to $5.4 million for the comparable period in 2015.  The decrease in R&D expense was primarily due to decreased clinical site costs associated with the ongoing Phase 3 clinical trial for Twirla.

•                  General and administrative (G&A) expenses:  G&A expenses were $2.1 million for the quarter ended March 31, 2016, compared to $1.6 million for the comparable period in 2015.  The increase in G&A expenses was primarily due to increased stock-based compensation expense associated with 2016 stock option grants as well as increased legal costs, search fees and consulting expense.

•                  Net loss:  Net loss was $7.3 million, or $0.27 per basic share for the quarter ended March 31, 2016, compared to a net loss of $8.5 million, or $0.40 per basic share for the quarter ended March 31, 2015.  Basic net loss per share for the quarter ended March 31, 2015 includes a loss on extinguishment of debt of $1.0 million, or approximately $0.05 per basic share.

•                  Shares Outstanding:  At March 31, 2016, Agile had 28,738,050 shares of common stock outstanding.

About Agile Therapeutics, Inc.

Agile Therapeutics is a women’s health specialty pharmaceutical company focused on the development and commercialization of new prescription contraceptive products. Our product candidates are designed to provide women with contraceptive options that offer greater convenience and facilitate compliance. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch currently in Phase 3 clinical development. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adherence and patient acceptability. For more information, please visit the company website at www.agiletherapeutics.com. The company may occasionally disseminate material, nonpublic information on the company website.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements” related to the Company’s, projected cash position, timeline for clinical trials and potential market opportunity for its product candidates. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current expectations that involve risks, potential changes in circumstances, assumptions and uncertainties. Any or all of the forward-looking statements may turn out to be wrong, or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. For example, our statements about our projected cash position could be affected by market factors, the inherent risks in our business, our ability to execute the Company’s operational and budget plans, and unforeseen events in our clinical and manufacturing development plans; our statements about the timing of completion of our clinical trials and our ability to potentially commercialize our product candidates, we identify serious side effects or other safety issues, we do not have clinical supply of our product candidate that is adequate in amount and quality and supplied in a timely fashion, and the inherent risks of clinical development; our statements about the potential commercial opportunity could be affected by the potential that our product does not receive regulatory approval, does not receive reimbursement by third party payors, or a commercial market for the product does not develop because of any of the risks inherent in the commercialization of contraceptive products. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. All forward looking statements are subject to risks detailed in our filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source:  Agile Therapeutics

Contact:  Mary Coleman — 609-356-1921

Agile Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$65,495	$34,395
Prepaid expenses	3,034	3,690
Total current assets	68,529	38,085
Property and equipment, net	12,316	12,318
Other assets, long-term	18	18
Total assets	$80,863	$50,421
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$4,267	$5,040
Loan payable, current portion	3,929	2,336
Warrant liability	213	406
Total current liabilities	8,409	7,782
Loan payable, long-term	11,475	12,896

Stockholders’ equity
Common stock	3	2
Additional paid-in capital	233,021	194,468
Accumulated deficit	(172,045)	(164,727)
Total stockholders’ equity	60,979	29,743
Total liabilities and stockholders’ equity	$80,863	$50,421

Agile Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31
	2016	2015
Operating expenses:
Research and development	$4,927	$5,378
General and administrative	2,053	1,599
Total operating expenses	6,980	6,977
Loss from operations	(6,980)	(6,977)
Other income (expense)
Interest expense, net	(531)	(424)
Change in fair value of warrants	193	(101)
Loss on extinguishment of debt	—	(1,036)
Loss before benefit from income taxes	(7,318)	(8,538)
Benefit from income taxes	—	—
Net (loss) income	$(7,318)	$(8,538)

Net loss per share — basic and diluted	$(0.27)	$(0.40)

Weighted-average shares outstanding — basic and diluted	26,826,223	21,282,692